Exhibit 10.4

YETI HOLDINGS, INC.
AMENDED AND RESTATED NONQUALIFIED STOCK OPTION AGREEMENT

This AMENDED AND RESTATED NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of March 31, 2016 (the “Amendment Date”) by and between YETI Holdings, Inc., a Delaware corporation (the “Company”), and Roy Seiders (“Optionee”).  As a condition precedent to the Company’s grant of the Option (as defined in Section 3 of this Agreement) to Optionee, (1) Optionee executed and delivered a counterpart of the Stockholders Agreement between the Company and certain of its stockholders, dated June 15, 2012, as amended by that certain amended and restated letter agreement by and among the Company, the Optionee and the other parties named thereto, dated as of September 14, 2015, as the same may be amended from time to time (the “Stockholders Agreement”) and thereby agreed to be bound by the Stockholders Agreement as an “Employee Investor” thereunder and (2) Optionee is executing the letter agreement attached hereto as Exhibit A (the “Letter Agreement”).

1.                                      Acknowledgement and Agreement.  The Company and Optionee are parties to a Nonqualified Stock Option Agreement (the “Prior Agreement”), made as of June 15, 2012 (the “Date of Grant”).  The parties acknowledge that the purpose of this Agreement, which is an amendment and restatement of the Prior Agreement, is to modify the vesting provisions of the Prior Agreement to read as set forth in Section 5 of this Agreement, provided that nothing contained in this Agreement shall (a) constitute a new grant of the option granted to Optionee under the Prior Agreement or (b) otherwise affect the Date of Grant.  In consideration of the modified vesting provisions as set forth in Section 5 of this Agreement, Optionee releases the Company, each of its Subsidiaries and Affiliates, and Cortec, and each of their respective successors or assigns, and each partner, officer, director and employee of each of them, from any claim, liability or obligation arising out of or relating to the Prior Agreement.  This Agreement shall completely amend, restate and replace the Prior Agreement as of the date hereof.

2.                                      Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2012 Equity and Performance Incentive Plan (the “Plan”).  As used in this Agreement:

(a)                                 “Cortec” means Cortec Group Fund V, L.P., a Delaware limited partnership and its Affiliates.

(b)                                 “Permanent Disability” means that Optionee, because of accident, disability, or physical or mental illness, is incapable of performing Optionee’s duties to the Company or any Subsidiary, as determined by the Board.  Notwithstanding the foregoing, Optionee will be deemed to have become incapable of performing Optionee’s duties to the Company or any Subsidiary, if, and only if, Optionee is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)                                  “Public Offering” means the initial sale of common stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933.

(d)                                 “Termination For Cause” shall have the meaning set forth in any employment agreement between Optionee and the Company or any Subsidiary or, if Optionee is employed by the Company or any Subsidiary other than pursuant to an employment agreement, means the termination by the Company or any Subsidiary of Optionee’s employment with the Company or any Subsidiary as a result of (i) the commission by Optionee of a felony or a fraud, (ii) conduct by Optionee that brings the Company or any Subsidiary or Affiliate of the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Optionee with respect to the Company or any Subsidiary or Affiliate of the Company, (iv) repudiation by Optionee of Optionee’s employment agreement, if any, with the Company or any Subsidiary or Optionee’s abandonment of Optionee’s employment with the Company or any Subsidiary, (v) Optionee’s insubordination or failure to follow the directions of the Board of Directors of the Company or any Subsidiary, which is not cured within three days after written notice thereof to Optionee, (vi) Optionee’s violation of (A) Optionee’s confidentiality obligations with respect to the Company’s and any Subsidiary’s confidential information, knowledge or data or (B) Optionee’s agreement to not engage in competition, if any, with the Company or any Subsidiary, (vii) Optionee’s breach of a material employment policy of the Company which is not cured within three days after written notice thereof to Optionee, or (viii) any other breach by Optionee of this Agreement or any other agreement with the Company or any Subsidiary which is material and which is not cured within thirty days after written notice thereof to Optionee.

(e)                                  “Termination For Good Reason” shall have the meaning set forth in any employment agreement between Optionee and the Company or any Subsidiary or, if Optionee is employed by the Company or any Subsidiary other than pursuant to an employment agreement, means Optionee’s termination of Optionee’s employment as a result of (i) a material decrease in Optionee’s base salary, other than in connection with a general cost-reduction program imposed by the Board on all senior officers because of deteriorating performance of the Company or any Subsidiary, or (ii) any material breach of this Agreement by the Company.  Notwithstanding the foregoing, no termination of employment by Optionee shall constitute a “Termination For Good Reason” unless (A) Optionee gives the Company or any Subsidiary notice of the existence of an event described in clause (i) or (ii) above, within fifteen (15) days following the occurrence thereof, (B) the Company or any Subsidiary does not remedy such event described in clause (i) or (ii) above, as applicable, within thirty (30) days  of receiving the notice described in the preceding clause (A), and (C) Optionee terminates employment within five (5) days of the end of the cure period specified in clause (B), above.

(f)                                   “Termination Without Cause” means the termination by the Company or any Subsidiary of Optionee’s employment with the Company or any Subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause.

(g)                                  “Voluntary Termination” means Optionee’s termination of Optionee’s employment with the Company or any Subsidiary for any reason, other than a Termination For Good Reason.

3.                                      Grant of Stock Option.  The Company granted to Optionee an option (the “Option”) to purchase 1,396 shares of Common Stock on the Date of Grant (the “Option Shares”), pursuant to the terms of the Prior Agreement and the Plan.  Prior to the Amendment Date, Optionee exercised 348 Option Shares.  As of the Amendment Date, 1,048 Option Shares

remain outstanding, all of which are not exercisable.  Optionee acknowledges and agrees that, pursuant to this Agreement, the future exercisability of the 1,048 Option Shares that remain outstanding as of the Amendment Date shall be governed by Section 5 of this Agreement.  The Option to purchase the Option Shares may be exercised from time to time in accordance with the terms of this Agreement.  The Option Shares may be purchased pursuant to this Option at a price of $1,000 per share, subject to adjustment as hereinafter provided (the “Option Price”).  The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

4.                                      Term of Option.  The term of the Option commenced on the Date of Grant and, unless earlier terminated in accordance with Section 8 hereof, shall expire ten (10) years from the Date of Grant.

5.                                      Right to Exercise.  Unless terminated as hereinafter provided, the remaining 1,048 Option Shares under this Option shall vest and become exercisable only as follows:

(a)                                 The Option shall vest and become exercisable with respect to 699 Option Shares on the Amendment Date, and shall vest and become exercisable with respect to an additional 174 Option Shares on the earlier of (i) July 31, 2017 or (ii) the first anniversary of a Public Offering (the “Second Vesting Date”), if Optionee remains in the continuous employ of the Company or any Subsidiary as of such date, and shall vest and become exercisable with respect to the remaining 175 Option Shares on the first anniversary of the Second Vesting Date, if Optionee remains in the continuous employ of the Company or any Subsidiary as of such date.

(b)                                 Notwithstanding the provisions of Section 5(a), if (i) a Change of Control occurs and the Option Shares have not become exercisable under Section 5(a), and (ii) Optionee remains in the continuous employ of the Company or any Subsidiary until the date of the consummation of such Change of Control, the Option shall become exercisable immediately prior to the date of the Change of Control with respect to any Option Shares that have not become exercisable as of the date of the Change of Control.  The Company shall provide Optionee at least ten (10) business days advance written notice of the anticipated date of any such Change of Control.

(c)                                  Any Option Shares with respect to which Optionee does not earn the right to exercise prior to the termination of Optionee’s employment with the Company or any Subsidiary shall expire and terminate upon such termination of employment.  Any portion of the Option Shares as to which Optionee earns the right to exercise shall remain exercisable in accordance with the terms of this Agreement until terminated as provided herein.

(d)                                 Optionee shall not be entitled to acquire a fraction of one Option Share pursuant to this Option.  Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to Optionee upon the exercise of all or part of this Option.

6.                                      Option Nontransferable.  Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution.  This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

7.                                      Notice of Exercise; Payment.

(a)                                 To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment.  The date of such notice shall be the exercise date.  Payment equal to the aggregate Option Price of the Option Shares being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or by wire transfer as directed by the Company.

(b)                                 As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

(c)                                  As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

8.                                      Termination of Agreement.  The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a)                                 One (1) year after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary; provided, however, that it shall be a condition to the exercise of the Option in the event of Optionee’s death that the Person exercising the Option shall (i) have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and, if applicable, the Stockholders Agreement and (ii) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable;

(b)                                 One (1) year after Optionee’s termination of employment due to Permanent Disability;

(c)                                  Ninety (90) calendar days after Optionee’s Termination Without Cause or Termination For Good Reason;

(d)                                 The date of Optionee’s Termination For Cause;

(e)                                  Thirty (30) calendar days after Optionee’s Voluntary Termination;

(f)                                   The date on which Optionee violates any restrictive covenant agreement between Optionee and the Company or any of its Subsidiaries or Affiliates;

(g)                                  Immediately following the consummation of a Change of Control (or, if  later, ten (10) business days after notice from the Company of the anticipated date of such Change of Control); or

(h)                                 Ten (10) years from the Date of Grant.

In the event that Optionee’s employment is terminated in the circumstances described in Section 8(d) hereof, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement and Optionee’s option will cease to be exercisable to the extent exercisable as of such termination and will not be or become exercisable after such termination.  Optionee shall be deemed to be an employee of the Company or any Subsidiary if on a leave of absence approved by the Board.

9.                                      No Employment Contract.  Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any Subsidiary, or (b) limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Optionee.

10.                               Taxes and Withholding.  If the Company or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the exercise of the Option that Optionee pay the tax or make provisions that are reasonably satisfactory to the Company for the payment thereof.

11.                               Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

12.                               Adjustments.  In accordance with the Plan, the Board shall make or provide for such adjustments in the number of Option Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, or take such other actions as the Board deems appropriate, as the Board may determine is equitably required to prevent dilution or enlargement of Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  In the event of any such transaction or event or upon a Change of Control, the Board may, but shall not be obligated to, provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option; provided, however, that if the Option Price is greater than the Market Value per Share as of the date of the consummation of a Change of Control, the Option shall immediately terminate upon such Change of Control.

13.                               Relation to Other Benefits.  Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

14.                               Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s written consent.

15.                               Severability.  If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.                               Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

17.                               Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

18.                               Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

19.                               Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked Attention:  General Counsel, and any notice to Optionee shall be in writing addressed to said Optionee at Optionee’s address on file with the Company at the time of such notice, with a copy (which shall not constitute notice) to Miller, Egan, Molter & Nelson LLP, 221 West Sixth Street, Suite 700, Austin, Texas 78701, Attention: Kyle K. Fox.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

20.                               Lock-Up Agreement.  Concurrent with the execution, and as a condition to the effectiveness, of this Agreement, Optionee has executed the Lock-Up Agreement in the form attached hereto as Exhibit B.  Optionee further agrees, if requested by the Company and/or any underwriters managing the Company’s Public Offering of the Common Stock (but only if the Lock-Up Agreement attached hereto as Exhibit B is no longer in effect) or any subsequent offering of securities of the Company (an “Offering”), to enter into a lock-up agreement in the form prepared by the Company and/or the underwriters pursuant to which Optionee will not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Common Stock or any securities of the Company convertible into or exercisable or exchangeable for the Common Stock (and excluding any shares subsequently purchased by Optionee on the open market or in such offering), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Common Stock or other securities, in cash or otherwise, without the prior consent of the Company or the underwriter, provided that such lock-up time period shall not exceed 180 days from the effective date of such initial public offering, or, in the case of subsequent offerings of securities, 90 days from the effective date of such subsequent offering and any extension required by rules and regulations applicable to the underwriters; provided that with respect to any initial public offering or any such subsequent offering, the Company’s executive officers, directors and Cortec also enter into such a lock-up agreement; and provided further that no lock-up shall be required with respect to any filing of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), or the filing of a Form S-8 or other applicable form under the Securities Act for the purpose of registering shares of common stock issuable under any Company equity incentive plan.  In addition, Optionee waives any registration rights he or she may have with respect to any Offering of the Common Stock, whether pursuant to the Stockholders Agreement or otherwise.

21.                               Complete Agreement.  This Agreement and the Letter Agreement, along with the Plan, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof in any way.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

YETI HOLDINGS, INC.

By:	/s/ David L. Schnadig
Name:	David L. Schnadig
Title:	Vice President

/s/ Roy Seiders
Name:	Roy Seiders